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                                                                     EXHIBIT 5.1


                          CAMDEN NATIONAL CORPORATION


January 18, 2000


Camden National Corporation
Two Elm Street
Camden, Maine 04843

REGISTRATION STATEMENT ON FORM S-8

To Whom It May Concern:

I am General Counsel and Chairman of the Board for Camden National Corporation, a Maine corporation (the "Company"), and have represented it in connection with a Registration Statement on Form S-8 which was filed by the Company under the Securities Act of 1933, as amended, (the "Registration Statement"), and which registers 110,179 shares of the Common Stock, no par value, of the Company (the "Shares") to be issued pursuant to the KSB Bancorp, Inc. 1993 Incentive Stock Option Plan and KSB Bancorp, Inc. 1998 Long-Term Incentive Stock Benefit Plan (the "Plans"). In that capacity, I have reviewed the articles of incorporation and by-laws of the Company, the Registration Statement, the corporate action taken by the Company that provides for the issuance or delivery of the Shares to be issued or delivered pursuant to the Plans and such other materials and matters as I have deemed necessary for the issuance of this opinion.

Based upon the foregoing, I am of the opinion that the Shares have been duly and validly authorized and upon issuance, delivery and receipt of full consideration therefor as contemplated in the Registration Statement, will be, under the general corporation law of the State of Maine, legally issued, fully paid, and non-assessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me and to my opinion in the Registration Statement.

Very truly yours,



/s/ Rendle A. Jones, Esq.
-------------------------
Rendle A. Jones, Esq.
General Counsel and Chairman of the Board